Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 23rd day of March 2022 (the “Effective Date”), by and between The NFT Gaming Company, Inc., a Wyoming corporation with offices at 101 Eisenhower Parkway, Suite 300, Roseland NJ 07086 (the “Corporation”), and Steven A. Shorr an individual located at 34 Vassar Street Garden City, NY 11530 (the “Employee”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth;

B. The Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth; and

C. The Corporation and the Employee desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Employee’s employment by the Corporation.

NOW, THEREFORE, the parties mutually agree as follows:

1. Term. The Employee’s employment hereunder shall be effective as of date of the Effective Date, and shall continue until the first anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such first anniversary of the IPO Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least thirty (30) days’ prior to the applicable Renewal Date. The period during which the Employee is employed by the Corporation hereunder is hereinafter referred to as the “Employment Term”.

2. Position and Duties.

2.1. Position. During the Employment Term, the Employee shall serve as the Chief Financial Officer of the Corporation, reporting to Chief Executive Officer of the Corporation. In such position, the Employee shall have such duties, authority and responsibility as set forth in the Corporation’s bylaws. Employee shall perform faithfully and diligently all duties and responsibilities to be performed and assigned to him. The board of directors of the Corporation (the “Board of Directors” or “Board”) or the Chief Executive Officer reserves the right to modify Employee’s position and duties at any time in their reasonable discretion.

2.2. Duties. During the Employment Term, the Employee shall devote substantially all of his business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services hereunder unless otherwise authorized by the Board of Directors of the Corporation. Notwithstanding any of the foregoing, it is expressly agreed and understood that Employee shall be entitled to spend a reasonable amount of his working time on (i) charitable activities, (ii) personal investments, and (iii) other business-related ventures subject to approval by the Board of Directors of the Corporation, which shall not be unreasonably withheld.

3. Place of Performance. The Employee’s employment shall be conducted remotely.

4.	Compensation.

4.1. Base Salary. During the Employment Term, the Employer shall pay to Employee an initial base salary at the annual rate of Sixty Thousand ($60,000.00) Dollars as compensation for Employee’s performance of Employee’s duties hereunder (the “Base Salary”). Such Base Salary shall be made payable in accordance with the normal payroll practices of the Employer, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2. Bonus. For each twelve (12) month period of the Employment Term, the Employee shall be eligible to receive a discretionary bonus of up to Ninety Thousand ($90,000) Dollars (the “Bonus”). However, the decision to provide any Bonus and the amount and terms of any Bonus shall be in the sole and absolute discretion of the Board of Directors of the Corporation. Any such Bonus shall be payable within one hundred twenty (120) days following the expiration of each annual anniversary. Further, any such Bonus shall be payable at the Corporation’s sole option in stock or in cash.

4.3. Equity Awards. Subject to the approval of the Corporation’s compensation committee (“Compensation Committee”) and upon the successful occurrence of the Corporation’s initial public offering (the “IPO”), the Employee will be granted an option (the “Option”) to purchase up to Twenty-Five Thousand (25,000) shares (the “Option Shares”) of the Corporation’s Common Stock, as defined below, at an exercise price equal to the IPO price per share of the Corporation’s Common Stock (the “Common Stock”) vesting immediately in full upon the IPO Date. The Option will be subject to the terms and conditions of the Corporation’s 2022 Equity Incentive Plan (the “Plan”), and shall vest in accordance with the Plan and the related award agreement. Thereafter, Employee shall be eligible for such grants of additional awards under stock options or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) as the Compensation Committee of the Corporation’s may from time to time determine. For avoidance of doubt, grant of the Option shall be conditional upon the successful execution of the IPO by the Corporation.

4.4. Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Corporation, including, but not limited to, the Corporation’s healthcare plan, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Corporation reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5. Vacation; Paid Time-off. During the Employment Term, the Employee shall be entitled to [three (3) weeks] of paid vacation days per calendar year (prorated for partial years) in accordance with the Corporation’s vacation policies, as in effect from time to time. The Employee shall receive other paid time-off in accordance with the Corporation’s policies for employees as such policies may exist from time to time.

4.6. Business Expenses. The Employee shall be entitled to reimbursement by the Corporation for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Corporation’s expense reimbursement policies and procedures.

5. Termination of Employment. The Employment Term and the Employee’s employment hereunder may be terminated by either the Corporation or the Employee at any time, with or without cause; provided that, unless otherwise provided herein, if the Employee is the terminating party, then the Employee shall be required to give the Corporation at least ten (10) business days advance written notice of termination of the Employee’s employment. If proper notice is not provided by Employee, then the Employee shall forfeit any outstanding Option Shares which have not been vested as of the date of termination. If the Corporation is the termination party, then termination of Employee’s employment with the Corporation shall be immediate and automatic. Upon termination of the Employee’s employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Corporation or any of its affiliates. If Employee terminates Employee’s employment pursuant to this Section then the Corporation, at its option, may require Employee to cease providing services during the ten (10) day notice period required herein; provided, however, for purposes of calculating payment upon termination under this Agreement, Employee shall be treated as if he was employed during such ten (10) day period.

5.1. Payments upon Termination. Upon termination of this Agreement, the Employee shall be entitled to receive:

(i)	any equity award which has vested as of the Termination Date (as defined below) in accordance with Section 4.3 herein;

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Corporation’s expense reimbursement policy; and

(iii)	such employee benefits, if any, to which the Employee may be entitled under the Corporation’s Employee Benefits Plans as of the Termination Date; provided that, in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein ((i), (ii) and (iii) collectively, the “Accrued Amounts”).

5.2.	Death or Disability.

(a) The Employee’s employment hereunder shall terminate automatically upon the Employee’s death during the Employment Term, and the Corporation may, but is not obligated to, terminate the Employee’s employment on account of the Employee’s Disability, as defined in subsection (c) below.

(b) If the Employee’s employment is terminated during the Employment Term on account of the Employee’s death or Disability, the Employee (or the Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

(c) For purposes of this Agreement, “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Employee’s Disability as to which the Employee and the Corporation cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Corporation. If the Employee and the Corporation cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Corporation and the Employee shall be final and conclusive for all purposes of this Agreement.

5.3. Notice of Termination. Any termination of the Employee’s employment hereunder by the Corporation or by the Employee during the Employment Term (other than termination due to Employee’s death pursuant to Section 5.2(a)) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 20.

5.4. Termination Date. The date of Employee’s termination (the “Termination Date”) shall be:

(a) If the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death as set forth on Employee’s death certificate;

(b) If the Employee’s employment hereunder is terminated on account of the Employee’s Disability, the date that it is determined that the Employee has a Disability;

(c) If the Corporation terminates the Employee’s employment hereunder with or without cause, the date specified in the Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; and

(d) If the Employee’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

5.5. Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee agrees to resign, effective on the Termination Date from all positions that the Employee holds as an officer of the Corporation or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Chief Executive Officer, the Employee shall cooperate with the Corporation in connection with matters arising out of the Employee’s service to the Corporation; provided that, the Corporation shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Corporation shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation.

7. Confidential Information.

7.1. Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, notes, communications, ideas, inventions, original works of authorship, discoveries, specifications, customer information, customer lists, client information, and client lists of the Corporation or its businesses or any existing or prospective customer, investor or other associated third party or of any other person or entity that has entrusted information to the Corporation in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by his in the course of his employment by the Corporation as if the Corporation furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee; provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

7.2. Company Creation and Use of Confidential Information. The Employee understands and acknowledges that the Corporation has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating investors and potential investor lists, training its employees, and improving its business offerings. The Employee understands and acknowledges that as a result of these efforts, the Corporation has created, and continues to use and create Confidential Information. This Confidential Information provides the Corporation with a competitive advantage over others in the marketplace.

7.3. Disclosure and Use Restrictions. The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Corporation) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Corporation and, in any event, not to anyone outside of the direct employ of the Corporation except as required in the performance of the Employee’s authorized employment duties to the Corporation or with the prior consent of the Chief Executive Officer acting on behalf of the Corporation in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Corporation, except as required in the performance of the Employee’s authorized employment duties to the Corporation or with the prior consent of the Chief Executive Officer acting on behalf of the Corporation in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Corporation) and shall continue during and after his employment by the Corporation until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

8. Non-Disparagement. The Employee agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Corporation, the Chief Executive Officer, or any of its employees, officers, directors and existing and prospective investors and other associated third parties. This Section 8 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

9. Acknowledgement.

The Employee acknowledges and agrees that the services to be rendered by his to the Corporation are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Corporation’s industry, methods of doing business and marketing strategies by virtue of the Employee’s employment; and that the terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Corporation.

The Employee further acknowledges that the amount of his compensation reflects, in part, his obligations and the Corporation’s rights under Section 7 and Section 8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7 and Section 8 of this Agreement or the Corporation’s enforcement thereof.

10. Remedies. In the event of a breach or threatened breach by the Employee of Section 7 and/or Section 8 of this Agreement, the Employee hereby consents and agrees that the Corporation shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.  Security.

11.1. Security and Access. The Employee agrees and covenants (a) to comply with all of the Corporation’s security policies and procedures as in force from time to time, including without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Corporation intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Corporation facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Corporation; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee’s employment by the Corporation, whether termination is voluntary or involuntary. The Employee agrees to notify the Corporation promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Corporation property or materials by others.

11.2. Exit Obligations. Upon termination of the Employee’s employment by either party in accordance with Section 5 of this Agreement, the Employee shall (a) provide or return to the Corporation any and all of the Corporation’s property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all documents and materials belonging to the Corporation and stored in any fashion, including, but not limited to, those that constitute or contain any Confidential Information, that are in the possession or control of the Employee, whether they were provided to the Employee by the Corporation or any of its business associates or created by the Employee in connection with his employment by the Corporation; and (b) delete or destroy all copies of any such documents and materials not returned to the Corporation that remain in the Employee’s possession or control, including those stored on any third-party devices, networks, storage locations and media in the Employee’s possession or control.

12. Publicity. The Employee hereby irrevocably consents to any and all uses and displays, by the Corporation and its agents, representatives and licensees, of the Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Corporation, for all legitimate commercial and business purposes of the Corporation (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Employee. The Employee hereby forever waives and releases the Corporation and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Corporation, arising directly or indirectly from the Corporation’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

13. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, County of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employee and the Corporation pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and the Chief Executive Officer of the Corporation. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18. Counterparts. This Agreement may be executed in any manner of counterparts, all of which shall constitute in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement, by signing and delivering one or more counterparts. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

19. Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Corporation may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. This Agreement shall inure to the benefit of the Corporation and permitted successors and assigns.

20. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, electronic transmission, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Corporation:

The NFT Group, Inc.

101 Eisenhower Parkway, Suite 300
Roseland, NJ 07006

Attn: Vadim Mats, Chief Executive Officer

E-mail: vadim@nftgco.com

If to the Employee:

Steven A. Shorr

34 Vassar Street
Garden City, NY 11530

E-mail: sshor@jubranshorr.com

21. Representations of the Employee. The Employee represents and warrants to the Corporation that:

21.1. The Employee’s acceptance of employment with the Corporation and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

21.2. The Employee’s acceptance of employment with the Corporation and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

22. Withholding. The Corporation shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Corporation to satisfy any withholding tax obligation it may have under any applicable law or regulation.

23. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

25. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORPORATION:

The NFT Gaming Company, Inc.

/s/ Vadim Mats
By:	Vadim Mats
Title:	Chief Executive Officer
Date:

EMPLOYEE:

/s/ Steven A. Shorr
By:	Steven A. Shorr
Title:	Chief Financial Officer
Date:	03/23/22